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                                                                    Exhibit 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Form 8-K of FPA Medical Management, Inc. of our report dated March 15, 1996, on our audits of the consolidated financial statements and schedules of Sterling Healthcare Group, Inc. as of December 31, 1994 and 1995, and for the year ended
December 31, 1995, and for the period from June 1, 1994 to December 31, 1994, and on our audits of the financial statements and schedules of Sterling Health Care Group, Inc. and Sterling Healthcare, Inc. for the five months ended May 31, 1994, and for the year ended December 31, 1993, which report is included in the Annual Report on Form 10-K/A.


/s/ Coopers & Lybrand L.L.P.


Miami, Florida
November 12, 1996